EX-99.e.1.ii

AMENDMENT NO. 8 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 29, 2014

       This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Portion
designated as
Service Fee
Rate (per
		Total 12b-1 Plan Fee	annum of the
		Rate (per annum of	Series’ average
		the Series’ average	daily net assets
		daily net assets	represented by
		represented by shares	shares of the	Original
Series Name	Class Names	of the Class)	Class)	Effective Date
The Core Plus Fixed Income Portfolio				June 28, 2002
The Emerging Markets Portfolio				April 19, 2001
The Emerging Markets Portfolio II				June 22, 2010
The Focus Smid-Cap Growth Equity				November 30,
Portfolio				2003
The High-Yield Bond Portfolio				April 19, 2001
The International Equity Portfolio				April 19, 2001
The Labor Select International Equity				April 19, 2001
Portfolio
The Large-Cap Growth Equity Portfolio				October 30, 2005
The Large-Cap Value Equity Portfolio				April 19, 2001
The Real Estate Investment Trust	Delaware REIT	0.25%		April 19, 2001
Portfolio (Delaware REIT Fund)	Fund A Class
	Delaware REIT	1.00%	0.25%	April 19, 2001
Fund C Class
	Delaware REIT	0.50%		May 15, 2003
Fund R Class
	Delaware REIT			April 19, 2001
Fund
Institutional
Class
The Select 20 Portfolio				April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman, CFA
Title:	President

DELAWARE POOLED TRUST
on behalf of the Series listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer